Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form N-1A of HCM Tactical Plus Fund (formerly “HCM Tactical Growth Fund”), HCM Sector Plus Fund (formerly “HCM Dividend Sector Plus Fund”), HCM Multi-Asset Plus Fund (formerly “HCM Income Plus Fund”), and HCM Dynamic Income Fund, each a series of Northern Lights Fund Trust III, of our report dated August 28, 2025, relating to the financial statements and financial highlights of HCM Tactical Plus Fund, HCM Sector Plus Fund, HCM Multi-Asset Plus Fund, and HCM Dynamic Income appearing in the Form N-CSR for the year ended June 30, 2025, which are part of such Registration Statement.

We also consent to the references to our firm under the captions “Financial Highlights”, “Policies and Procedures for Disclosure of Portfolio Holdings”, and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ RSM US LLP

Denver, Colorado

October 27, 2025